Exhibit 99.1

SANDRIDGE ENERGY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information reflects the historical results of SandRidge Energy, Inc. (“SandRidge” or the “Company”) as adjusted on a pro forma basis to give effect to SandRidge’s acquisition of Arena Resources, Inc. (“Arena”). On July 16, 2010, SandRidge completed the acquisition of all of the outstanding shares of common stock of Arena, referred to herein as the Arena Acquisition. In connection with the acquisition, SandRidge paid $4.50 in cash and issued 4.7771 shares of SandRidge common stock for each share of Arena common stock outstanding for a total value per share of $35.79, based upon the $6.55 closing price of SandRidge common stock on July 16, 2010, the closing date of the merger. The consideration received by Arena shareholders was valued at $1.4 billion in the aggregate. SandRidge is the surviving parent company after completion of the merger. Arena was an oil and natural gas exploration, development and production company with operations in Texas, Oklahoma, Kansas and New Mexico.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 is based on the audited statement of operations of SandRidge for the year ended December 31, 2010 and the unaudited statement of operations of Arena for the period from January 1, 2010 through July 16, 2010, respectively, and includes pro forma adjustments to give effect to the Arena Acquisition as if it occurred on January 1, 2010.

The pro forma adjustments reflecting the Arena Acquisition under the acquisition method of accounting are preliminary and include the use of estimates and assumptions as described in the related notes. The pro forma adjustments are based on information available to management at the time this condensed consolidated financial statement was prepared. The Company believes the estimates and assumptions used are reasonable and the significant effects of the transaction are properly reflected. However, the estimates and assumptions are subject to change as additional information becomes available. The pro forma statement does not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the merger.

This unaudited pro forma condensed combined financial statement is provided for illustrative purposes only and is not necessarily indicative of the results that actually would have occurred had the transaction been in effect on the dates or for the periods indicated, or of results that may occur in the future. This unaudited pro forma condensed combined financial statement should be read in conjunction with the accompanying notes and the Annual Report on Form 10-K for the year ended December 31, 2010 of SandRidge.

SANDRIDGE ENERGY, INC. AND SUBSDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

	SandRidge Historical	Arena Historical	Pro Forma Adjustments		SandRidge Pro Forma Combined
	(In Thousands, Except Per Share Amounts)
Revenues:
Oil and natural gas	$774,763	$114,833	$—		$889,596
Drilling and services	28,543	—	—		28,543
Midstream and marketing	100,118	—	—		100,118
Other	28,312	—	—		28,312

Total revenues	931,736	114,833	—		1,046,569

Expenses:
Production	237,863	12,382	—		250,245
Production taxes	29,170	6,014	—		35,184
Drilling and services	22,368	—	—		22,368
Midstream and marketing	90,149	—	—		90,149
Depreciation and depletion – oil and natural gas	275,335	28,853	24,596	(a)	328,784
Depreciation and amortization – other	50,776	243	—		51,019
General and administrative	179,565	31,842	(27,587	)(b)	183,820
Loss (gain) on derivative contracts	50,872	(1,124)	—		49,748
Loss on sale of assets	2,424	—	—		2,424

Total expenses	938,522	78,210	(2,991)		1,013,741

(Loss) income from operations	(6,786)	36,623	2,991		32,828

Other income (expense):
Interest income	296	197	—		493
Interest expense	(247,738)	—	(2,504	)(c)	(250,242)
Other income, net	2,558	—	—		2,558

Total other (expense) income	(244,884)	197	(2,504)		(247,191)

(Loss) income before income taxes	(251,670)	36,820	487		(214,363)
Income tax (benefit) expense	(446,680)	23,100	424,400	(d)	820

Net income (loss)	195,010	13,720	(423,913)		(215,183)
Less: net income attributable to noncontrolling interest	4,445	—	—		4,445

Net income (loss) attributable to SandRidge Energy, Inc.	190,565	13,720	(423,913)		(219,628)
Preferred stock dividends and accretion	37,442	—	—		37,442

Income available (loss applicable) to SandRidge Energy, Inc. common stockholders	$153,123	$13,720	$(423,913)		$(257,070)

Income (loss) per share available (applicable) to SandRidge Energy, Inc. common stockholders:
Basic	$0.52				$(0.65)

Diluted	$0.52				$(0.65)

Weighted average number of SandRidge Energy, Inc. common shares outstanding:
Basic	291,869		102,585	(e)	394,454

Diluted	315,349		79,105	(e)	394,454

The accompanying notes are an integral part of this financial statement.

SANDRIDGE ENERGY, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENT

(1) Basis of Presentation

The historical financial information is derived from the historical consolidated financial statements of SandRidge and the historical consolidated financial statements of Arena. The unaudited pro forma condensed combined statement of operation for the year ended December 31, 2010 assumes that the Arena Acquisition occurred on January 1, 2010.

(2) Pro Forma Adjustments

The following adjustments were made in the preparation of the unaudited pro forma condensed combined financial statement.

(a)	Adjustment to recognize additional depletion attributable to the Arena Acquisition properties for the year ended December 31, 2010, using the unit of production method under the full cost method of accounting, as if the acquisition had taken place on January 1, 2010.

(b)	Adjustment to reflect the elimination of non-recurring expenses related to the Arena Acquisition that are reflected in the historical SandRidge or Arena income statements for the year ended December 31, 2010.

Acquisition costs(1)	$19,017
Stock compensation expense(2)	4,626
Cancelled options(3)	3,944

Total non-recurring expenses	$27,587

(1)	Expenses incurred by both SandRidge and Arena related to the Arena Acquisition, including professional fees and employee severance.
(2)	Stock compensation expense related to restricted stock awards of Arena common stock granted immediately prior to and in conjunction with the Arena Acquisition that were assumed by SandRidge.
(3)	Expense related to out-of-the-money Arena options that vested and cancelled at the time of the merger.

(c)	Adjustment to recognize additional interest expense related to the $177.9 million drawn on SandRidge’s senior credit facility to fund the cash portion of the Arena Acquisition purchase price. Additional interest expense was based upon the average annual interest rate paid on amounts outstanding under SandRidge’s senior credit facility during the period from January 1, 2010 to July 16, 2010 of 2.52%.

(d)

Adjustment to reverse Arena’s historical income tax provision for the period from January 1, 2010 through July 16, 2010 and to reverse the release of a portion of the Company’s valuation allowance for the year ended December 31, 2010. As noted in (e)(4) below, a deferred tax liability resulted from the step-up in basis on the property acquired from Arena. This deferred tax liability was offset with the Company’s existing net deferred tax asset, resulting in the release of $447.5 million of valuation allowance against the Company’s existing net deferred tax asset. The release of the valuation allowance is considered non-recurring and therefore reversed in the pro forma statement for the year ended December 31, 2010.

(e)	The following table reflects the preliminary allocation of the total purchase price of Arena to the assets acquired and the liabilities assumed and the resulting goodwill based on the preliminary estimates of fair value (in thousands, except stock price):

Purchase Price(1):
Shares of SandRidge common stock issued to Arena stockholders	190,280
SandRidge common stock price	$6.55

Fair value of common stock issued	1,246,334
Cash consideration paid to Arena stockholders(2)	177,946

Arena restricted stock awards attributable to pre-merger service (3)	2,152

Total purchase price	1,426,432

Estimated Fair Value of Liabilities Assumed:
Current liabilities	43,822
Long-term deferred tax liability(4)	474,925
Other non-current liabilities	8,851

Amount attributable to liabilities assumed	527,598

Total purchase price plus liabilities assumed	1,954,030

Estimated Fair Value of Assets Acquired:
Current assets	82,475
Oil and natural gas properties(5)	1,587,630
Other property, plant and equipment	5,963
Other non-current assets	16,181
Long-term deferred tax assets	27,425

Amount attributable to assets acquired	1,719,674

Goodwill(4)	$234,356

(1)	Under the terms of the amended merger agreement, consideration paid by SandRidge consisted of 4.7771 shares of SandRidge common stock plus $4.50 cash for each share of Arena common stock outstanding. The total purchase price is based upon the closing price of $6.55 per share of SandRidge common stock on July 16, 2010 (the day of the acquisition). Under the acquisition method of accounting, the actual purchase price was determined based on the total cash paid and the fair value of SandRidge common stock issued in the merger on the acquisition date. Total shares issued consisted of (i) approximately 188.9 million shares issued in exchange for 39.5 million shares of outstanding Arena common stock and (ii) 1.4 million shares issued in exchange for outstanding options to purchase Arena common stock considered in-the-money (based on the closing price of $35.98 per share of Arena common stock on July 16, 2010) that converted into shares of SandRidge common stock in accordance with the merger agreement.
(2)	Cash paid to Arena stockholders was funded through a draw on SandRidge’s senior credit facility.
(3)	The portion of unvested restricted stock awards assumed under the merger agreement attributable to service provided to Arena prior to the Arena Acquisition was included as consideration.
(4)	SandRidge received carryover tax basis in Arena’s assets and liabilities because the merger was not a taxable transaction under the United States Internal Revenue Code. Based upon the preliminary purchase price allocation, a step-up in basis related to the property acquired from Arena resulted in a deferred tax liability of approximately $474.9 million, an increase of $339.4 million to Arena’s existing $135.5 million deferred tax liability. The additional deferred tax liability resulted in an excess of consideration transferred to acquire Arena over the acquisition date estimated fair value of the net assets acquired, or goodwill.
(5)	Weighted average commodity prices utilized in the preliminary determination of fair value of oil and natural gas properties were $105.58 per barrel of oil and $8.56 per mcf of natural gas, after adjustment for transportation fees and regional price differentials. The prices used were based upon commodity strip prices for the first four years and escalated for inflation at a rate of 2.5% annually beginning with the fifth year through the end of production, which was in excess of 50 years.

(3) Supplemental Oil and Gas Reserve and Standardized Measure Information (Unaudited)

SandRidge’s unaudited supplemental oil and natural gas reserve and standardized measure information, which includes oil and natural gas reserves acquired from Arena, is presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.